                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           Uno Restaurant Corporation
                (Name of Registrant as Specified In Its Charter)

                           Uno Restaurant Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                           UNO RESTAURANT CORPORATION

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                    UNO RESTAURANT CORPORATION TO BE HELD ON
                               FEBRUARY 27, 1996

     The Annual Meeting of Stockholders of UNO RESTAURANT CORPORATION will be held on Tuesday, February 27, 1996 at 9:00 a.m., at Fleet Bank of Massachusetts, N.A. (formerly Shawmut Headquarters), 8th Floor, Room 4, One Federal Street, Boston, Massachusetts, for the following purposes:

          1. To elect two Class II directors to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

          2. To consider and act upon any matters incidental to the foregoing purpose and any other matters which may properly come before the Meeting or any adjourned session thereof.

     The Board of Directors has fixed January 24, 1996 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.

     You are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors

                                          JOHN CUNNINGHAM
                                          Secretary

Boston, Massachusetts
January 31, 1996

                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT, IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, THE PROXY IS REVOCABLE AS DESCRIBED IN THE PROXY STATEMENT.

                           UNO RESTAURANT CORPORATION

                                PROXY STATEMENT

               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                              ON FEBRUARY 27, 1996

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Uno Restaurant Corporation, a Delaware corporation with its principal executive offices at 100 Charles Park Road, West Roxbury, Massachusetts 02132 (referred to hereinafter as the "Company"), for use at the Annual Meeting of Stockholders to be held on February 27, 1996, and at any adjournment or adjournments thereof (the "Meeting"). The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about January 31, 1996. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

     Only stockholders of record at the close of business on January 24, 1996 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 12,963,792 shares of Common Stock, $.01 par value, of the Company (the "Common Stock"). Each such stockholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

     The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, for the election of the nominees as directors. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the Meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the Meeting, two Class II directors are to be elected to serve until the 1999 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes. At each Annual Meeting of Stockholders following the initial classification, the directors elected to succeed those whose terms expire shall be identified as being the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third Annual Meeting of Stockholders after their election, and until their respective successors are duly elected and qualified, unless an adjustment in the term to which an individual director shall be elected is made because of a change in the number of directors.

     The Restated Certificate of Incorporation sets the initial number of directors at seven and authorizes the Board of Directors and the stockholders to change the number from time to time. The terms of Craig S. Miller, Robert M. Brown and E. Robert Kinney expire at the Meeting. Mr. Kinney has advised the Company that he plans to retire and will not stand for reelection to the Company's Board of Directors. The Company would like to express its gratitude to Mr. Kinney for his valuable years of service as a director. Mr. Miller and Mr. Brown have each been renominated for election as a Class II director, each to hold office until the 1999 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Due to Mr. Kinney's retirement, the Board of Directors has fixed the number of directors constituting the Board of Directors for the ensuing year at six.

     It is the intention of the persons named as proxies to vote for the election of Mr. Miller and Mr. Brown as Class II directors. In the unanticipated event that the nominees should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate or to reduce the number of directors. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

     The following table sets forth certain information with respect to the nominees and each of the directors whose term extends beyond the Meeting, including the year in which the nominees' terms would expire, if elected. When used below, positions held with the Company include positions held with the Company's predecessors and subsidiaries.

                                                                                         YEAR TERM
                                                                                          EXPIRES,
                                                                                             IF
                                                                            DIRECTOR      ELECTED,
                NAME                   AGE       PRINCIPAL OCCUPATION        SINCE       AND CLASS
-------------------------------------  ---     -------------------------    --------     ----------
Craig S. Miller*.....................  46      President, Chief               1985            1999
                                               Operating Officer and                      Class II
                                               Director of the Company
Robert M. Brown*.....................  48      Treasurer, Senior Vice         1987            1999
                                               President -- Finance,                      Class II
                                               Chief Financial Officer
                                               and Director of the
                                               Company
Aaron D. Spencer.....................  64      Chairman, Chief Executive      1979            1997
                                               Officer and Director of                   Class III
                                               the Company
Stephen J. Sweeney...................  66      Former Chairman of the         1991            1997
                                               Board of Boston Edison                    Class III
                                               Company
S. James Coppersmith.................  62      Former President and           1989            1998
                                               General Manager, WCVB-TV,                   Class I
                                               Boston, MA
John T. Gerlach......................  63      Director of the Graduate       1987            1998
                                               Business Program and                        Class I
                                               Director of the Center
                                               for Policy Issues, Sacred
                                               Heart University

---------------
* Nominees for Class II directors.

     Mr. Miller has been President and Chief Operating Officer since 1986. From 1984 to 1986, he served as a Vice President and then Executive Vice President of the Company. Prior to joining the Company, he spent 11 years with the General Mills Inc. restaurant subsidiary, including four years in various executive capacities with Casa Gallardo Mexican restaurants and 6 years with the Red Lobster restaurant chain. Mr. Miller has a total of 28 years of experience in the restaurant industry.


     Mr. Brown has been Senior Vice President -- Finance since 1988 and has served as Chief Financial Officer and Treasurer since 1987. From 1987 to 1988, he served as Vice President -- Finance of the Company. From 1984 to 1987, he served as vice president, treasurer and chief financial officer of the waste management subsidiary of Genstar Corporation, and was employed by SCA Services, Inc. from 1980 to 1984, most recently as assistant controller. He is a certified public accountant and has worked in accounting and finance since 1969.

     Mr. Spencer, the founder and Chief Executive Officer of the Company, has been Chairman of the Company since 1986 and previously served as the Company's President until 1986. Mr. Spencer has 30 years of experience in the restaurant industry and was the founder and owner of the predecessor of the Company which operated a chain of 24 Kentucky Fried Chicken franchised restaurants at the time the restaurants were sold.

     Mr. Sweeney was chairman of the board of Boston Edison Company from 1986 to 1992. He was chief executive officer of Boston Edison Company from 1984 to 1990 and president of Boston Edison Company from 1983 to 1987. Mr. Sweeney is a director of the Boston Edison Company, Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Financial Services, the Boston Stock Exchange Incorporated and Microscript, Inc.

     Mr. Coppersmith was president and general manager of WCVB-TV, a division of The Hearst Corporation, in Boston from 1990 until his retirement in 1994. From 1982 to 1990, Mr. Coppersmith was vice president and general manager of WCVB-TV. From 1981 to 1982, he served as president of the Television Division of Hubbard Broadcasting Inc., as general manager of its Tampa/St. Petersburg station, WTOG television, and as president of F&F Productions, a subsidiary of Hubbard Broadcasting Inc. From 1977 to 1981, Mr. Coppersmith was vice president and general manager of WNEW-TV, Metromedia in New York. Mr. Coppersmith has worked in the television broadcasting field since 1965. He is presently a director of Waban, Inc. and trustee of a number of investment companies for which Sun American Asset Management Corp. is the investment adviser. He is also chairman of the board of trustees of Emerson College and a member of the Board of Governors of the Boston Stock Exchange Incorporated.

     Mr. Gerlach has been the director of the Graduate Business Program of Sacred Heart University since 1992. He also has been the director of the Center for Policy Issues of Sacred Heart University since 1990. From 1988 to 1990, he was an adjunct professor of finance in the Graduate School of Business at Drexel University. From 1986 to 1988, he was associate director of Bear, Stearns & Co. From 1985 to 1986, he was a consultant for The Horn & Hardart Co., and from 1982 to 1985, he was the president and chief operating officer of The Horn & Hardart Co. Prior to that time, he was a vice president of General Mills Inc. He is presently a director of American Woodmark Corp. and Security American Financial Enterprises, Inc.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held eight meetings during the fiscal year ended October 1, 1995. Each current director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he was a member during such fiscal year.

     The Board of Directors has an Audit Committee, currently comprised of Messrs. Coppersmith, Gerlach, Kinney and Sweeney, which met twice during fiscal year 1995. The functions performed by this Committee include recommending to the Board of Directors the engagement of the independent auditors, reviewing the scope of internal controls and the results of internal audit activities, and reviewing the implementation by management of recommendations made by the independent auditors.

     The Board of Directors also has a Compensation Committee, currently comprised of Messrs. Coppersmith, Gerlach, Kinney and Sweeney. The Compensation Committee met once during fiscal year 1995. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning salaries, incentive plans, benefits and overall compensation.

     As of the Meeting, Mr. Kinney plans to resign from his positions on the Audit Committee and the Compensation Committee.

     The Board of Directors does not have a nominating committee. Changes in directors are considered by the whole Board of Directors.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth certain information as of November 30, 1995 concerning the beneficial ownership of Common Stock by each director, each nominee for director, each named executive officer in the Summary Compensation
Table under "Executive Compensation," below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals.

                                                                    SHARES OF
                                                                   COMMON STOCK
                                                                   BENEFICIALLY     PERCENT
                                NAME                                 OWNED(1)       OF CLASS
    -------------------------------------------------------------  ------------     --------
    Robert M. Brown(2)(3)(4)(5)..................................       52,515            *
    S. James Coppersmith(2)......................................       19,592            *
    Alan M. Fox(2)(4)(5).........................................       54,866            *
    William A. Gallucci(2)(4)(5).................................       40,639            *
    John T. Gerlach(2)...........................................       13,494            *
    E. Robert Kinney(2)(3)(6)....................................       35,806            *
    Craig S. Miller(2)(4)(5)(6)..................................      262,774          2.0
    Aaron D. Spencer(2)(4)(7)(8).................................    1,361,637         10.4
    Stephen J. Sweeney(2)........................................       15,253            *
    Uno Associates(8)............................................    4,192,707         32.3
    FMR Corp.(9).................................................      835,375          6.4
    Executive Officers and Directors as a Group (12
      Persons)(10)...............................................    6,092,580         45.6

---------------
  *  Represents less than 1%.

 (1) Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

 (2) Includes the following shares subject to currently exercisable options: Mr. Brown -- 35,627; Mr. Coppersmith -- 12,114; Mr. Fox -- 36,759; Mr.
     Gallucci -- 34,580; Mr. Gerlach -- 5,410; Mr. Kinney -- 2,346; Mr.
     Miller -- 138,750; Mr. Spencer -- 76,250; Mr. Sweeney -- 9,378.

 (3) Includes 1,625 shares held by Mr. Brown's spouse and 1,156 shares held by Mr. Kinney's spouse, respectively.

 (4) Includes the following shares held in participant accounts under the employee stock ownership provision of the Employee Stock Ownership Plan:
     Mr. Brown -- 776; Mr. Fox -- 483; Mr. Gallucci -- 402; Mr. Miller -- 1,438; Mr. Spencer -- 825.


 (5) Includes the following shares held in participant accounts under the 401(k) savings provision of the Employee Stock Ownership Plan: Mr. Brown -- 112; Mr. Fox -- 124; Mr. Gallucci -- 112; and Mr. Miller -- 164.

 (6) Includes 4,125 shares held by a trust created by Mr. Kinney and 9,375 shares held by a trust created by Mr. Miller.

 (7) Includes 176,562 shares held by a charitable foundation of which Mr. Spencer is a trustee.

 (8) Uno Associates is a partnership owned 80% by Mr. Spencer and 10% each by his two adult children, Lisa S. Cohen and Mark Spencer. Mr. Spencer is deemed to be the beneficial owner of all of the shares held by Uno Associates, and as a result is deemed to be the beneficial owner of an aggregate of 5,554,344 shares, including exercisable stock options (42.6% of the outstanding shares). The mailing address of Uno Associates and Mr. Spencer is 100 Charles Park Road, West Roxbury, Massachusetts 02132.

 (9) Based on a Schedule 13G filed in February, 1995, FMR Corp. ("FMR") is a parent holding company of Fidelity Management & Research Company ("Fidelity"), which acts as an investment advisor to several investment companies. Fidelity is the beneficial owner of 755,000 shares of Common Stock. Edward C. Johnson 3d ("Johnson"), Chairman of FMR, and FMR through control of Fidelity, each has sole power to dispose of 755,000 shares of Common Stock, but neither Johnson nor FMR have sole power to vote or direct the voting of the shares of Common Stock owned by Fidelity's funds (the "Funds"), which power resides with the Funds' boards of trustees. Fidelity Management Trust Company ("Fidelity Trust"), also a wholly-owned subsidiary of FMR, is the beneficial owner of 80,375 shares of Common Stock as a result of its serving as investment manager of institutional accounts. Johnson and FMR, through control of Fidelity Trust, have sole voting and dispositive power over such 80,375 shares. The address of FMR, Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, Massachusetts.

(10) Includes all shares beneficially owned by the executive officers and directors named and as described above, 9,812 shares beneficially owned and 32,813 shares subject to currently exercisable options, held by three executive officers not specifically named above, and an aggregate of 672 shares held in participant accounts under the 401(k) savings and employee stock ownership provisions of the Employee Stock Ownership Plan for two executive officers not specifically named above.


EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation of each of the Chief Executive Officer and the four most highly-compensated executive officers of the Company whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                               ANNUAL COMPENSATION         AWARDS
                                   FISCAL      --------------------     ------------      ALL OTHER
            NAME AND                YEAR        SALARY       BONUS        OPTIONS        COMPENSATION
       PRINCIPAL POSITION           ENDED        ($)          ($)          (#)(1)           ($)(2)
---------------------------------  -------     --------     -------     ------------     ------------
Aaron D. Spencer.................    10/1/95     $240,000     $28,800        17,500           $2,609
Chief Executive Officer,             10/2/94      225,000      81,675        30,000            2,755
Chairman and Director                10/3/93      214,038      45,000        30,000              646

Craig S. Miller..................    10/1/95     $240,000     $28,800        17,500           $1,382
President, Chief Operating           10/2/94      225,000      81,675        30,000            3,906
Officer and Director                 10/3/93      214,038      45,000        30,000              646

Robert M. Brown..................    10/1/95     $137,500     $15,125         8,500           $1,350
Treasurer, Senior Vice               10/2/94      130,000      42,900         5,000            2,301
President -- Finance, Chief          10/3/93      127,404      22,300        10,000              371
Financial Officer and Director

William A. Gallucci..............    10/1/95     $135,000     $ 9,450         5,000           $1,250
Senior Vice President --             10/2/94      130,000      35,750         5,000            2,127
Franchise Development                10/3/93      127,404      17,800         5,000              379

Alan M. Fox......................    10/1/95     $137,500     $16,500         8,500           $1,405
Senior Vice President --  Purchasing 10/2/94      130,000      35,750         5,000            2,207
President -- Uno Foods Inc. .....    10/3/93      127,404      29,000        15,000              361

---------------
(1) Consisting of options granted under the Uno Restaurant Corporation 1987 Employee Stock Option Plan.

(2) Consisting solely of benefits under the 401(k) savings provision and the employee stock ownership provision of the Company's Employee Stock Ownership Plan (the "ESOP"). The ESOP is designed to invest Company contributions in shares of Common Stock. Such shares are entitled to receive dividends if and when declared. The Company's contributions to a participant's account are subject to a vesting schedule providing, in general, for no vesting before three years of service and 20% vesting for each additional year of service (100% vesting after seven years of service, although there is an accelerated six year vesting schedule under certain circumstances). As of October 1, 1995, the number and value of shares allocated to the accounts of the executive officers listed in the table above were as follows: Mr.
    Spencer -- 636 shares ($5,486), Mr. Miller -- 1,602 shares ($13,817), Mr.
    Brown -- 888 shares ($7,659), Mr. Gallucci -- 514 shares ($4,433) and Mr. Fox -- 607 shares ($5,235).

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                               INDIVIDUAL GRANTS                         ANNUAL RATES OF
                              ----------------------------------------------------            STOCK
                                           % OF TOTAL                                   PRICE APPRECIATION
                                            OPTIONS         EXERCISE                           FOR
                              OPTIONS      GRANTED TO       OR BASE                       OPTION TERM(2)
                              GRANTED     EMPLOYEES IN       PRICE       EXPIRATION    --------------------
            NAME              (#)(1)      FISCAL YEAR        ($/SH)         DATE        5%($)       10%($)
            ----              -------     ------------      --------     ----------    -------     --------
Aaron D. Spencer............   17,500        6.3%           $8.125        8/16/00      $39,284     $ 86,807
Craig S. Miller.............   17,500        6.3%            8.125        8/16/05       89,421      226,610
Robert M. Brown.............    8,500        3.1%            8.125        8/16/05       43,433      110,068
William A. Gallucci.........    5,000        1.8%            8.125        8/16/05       25,549       64,746
Alan M. Fox.................    8,500        3.1%            8.125        8/16/05       43,433      110,068

---------------
(1) The options were granted under the 1987 Employee Stock Option Plan, and are subject to a vesting schedule pursuant to which, in general, the options become exercisable at a rate of 20% per year commencing one year after the date of grant, provided the holder of the option remains employed by the Company. Options may not be exercised beyond three months after the holder ceases to be employed by the Company, except in the event of termination by reason of death or permanent disability, in which event the option may be exercised for up to one year following termination.

(2) The assumed rates are compounded annually for the full term of the options.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                            VALUE OF
                                                                        NUMBER OF          UNEXERCISED
                                                                       UNEXERCISED        IN-THE-MONEY
                                                                         OPTIONS           OPTIONS AT
                                                                        AT 10/1/95         10/1/95(2)
                                                                      --------------     ---------------
                               SHARES ACQUIRED                         EXERCISABLE/       EXERCISABLE/
                                 ON EXERCISE       VALUE REALIZED     UNEXERCISABLE       UNEXERCISABLE
            NAME                   (#)(1)              ($)(1)              (#)                 ($)
            ----               ---------------     --------------     --------------     ---------------
Aaron D. Spencer.............          --                   --        107,500/85,000     $118,375/85,688
Craig S. Miller..............          --                   --        138,750/85,000      118,375/85,688
Robert M. Brown..............       6,250             $ 37,795         35,627/26,000      104,629/26,188
William A. Gallucci..........         500                2,764         34,580/18,750      105,680/17,844
Alan M. Fox..................          --                   --         36,759/29,750       75,867/34,531

---------------
(1) None of the named executive officers, other than Robert M. Brown and William
    A. Gallucci, exercised any stock options during the fiscal year ended October 1, 1995.

(2) Based upon the closing sale price of the Common Stock on September 29, 1995 on the New York Stock Exchange, minus the respective option exercise price.

     Change in Control Protection Agreements. The Compensation Committee determined and the Board of Directors of the Company affirmed that it is in the best interests of the Company's stockholders, employees and customers to assure continuity of management of the Company's administration and operations in the event of a change in control of the Company. Therefore, the Company has entered into Change in Control Protection Agreements with each of its officers that provide, in general, for specified severance payments in the event that an officer of the Company is terminated, other than for cause, within two years of a change in control.

     A Change in Control will be deemed to have occurred, among other reasons, if: the beneficial ownership interest of Aaron D. Spencer, Chairman and Chief Executive Officer of the Company, is reduced to less than 15% of the outstanding shares of Common Stock; another "person" becomes the beneficial owner of 35% or more of the Common Stock; a majority of the Board of Directors is replaced within a period of two years; or a sale of all, or substantially all, of the Company's assets occurs.

     The Change in Control Protection Agreements provide for severance payments that are, in general, the equivalent of salary and benefits for periods ranging from between 12 and 24 months. Pursuant to the Change in Control Protection Agreements, of the executive officers included in the Summary Compensation Table, Mr. Spencer and Mr. Miller would be entitled to severance payments equal to 24 months of salary and benefits, and Mr. Brown, Mr. Gallucci and Mr. Fox would be entitled to severance payments equal to 18 months of salary and benefits.

     See also, "Compensation of Directors -- Indemnification Agreements."

COMPENSATION OF DIRECTORS

     Messrs. Coppersmith, Gerlach, Kinney and Sweeney, members of the Board of Directors who are not employees of the Company, received an annual fee of $7,500 for the fiscal year ended October 1, 1995. In addition, these nonemployee directors received a fee of $1,000 for each Board of Directors meeting attended plus $500 for each committee meeting attended during such fiscal year. They were also reimbursed for expenses incurred in attending such meetings.

     Members of the Board of Directors who are not employees of the Company participate in a retirement plan for nonemployee directors that provides for the payment annually, upon retirement, of the annual fee then paid to active nonemployee directors. This annual retirement payment will continue for the same number of years as the director served as a nonemployee director. Following his resignation, Mr. Kinney will be entitled to annual retirement payments of $7,500 for a period of eight years.

     Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. The Company has also entered into similar agreements with certain of the Company's officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors.

     The indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

     The 1989 and 1993 Nonqualified Stock Option Plans for Non-employee Directors. The Company has a 1989 Nonqualified Stock Option Plan for Non-employee Directors (the "1989 Directors Plan") and a 1993 Nonqualified Stock Option Plan for Non-employee Directors (the "1993 Directors Plan"). The 1989 Directors Plan and the 1993 Directors Plan are referred to collectively as the "Directors Plans."

     Options may be granted under the Directors Plans only to directors of the Company who are not also employees of the Company. Currently, the nonemployee directors of the Company are Messrs. Coppersmith, Gerlach, Kinney and Sweeney.

     Pursuant to the 1989 Directors Plan, each year, immediately following the Company's Annual Meeting of Stockholders, each then nonemployee director is granted an option to acquire 1,157 shares of Common Stock. During the fiscal year ended October 1, 1995, under the 1989 Directors Plan, the Company granted options to purchase 1,157 shares of Common Stock at an exercise price of $11.80 per share to each of Messrs. Coppersmith, Gerlach, Kinney and Sweeney. In addition, following the approval by the Company's stockholders at last year's annual meeting of an amendment to the 1989 Directors Plan, the Company granted additional options to purchase the following shares based upon years of service as a director: Mr. Kinney -- 2,625; Mr. Sweeney -- 1,500; Mr.
Coppersmith -- 2,250; and Mr. Gerlach -- 3,000. After the Meeting this year, the Company will grant options to purchase 1,157 shares of Common Stock to each of Messrs. Sweeney, Coppersmith and Gerlach. As of November 30, 1995, options to purchase 28,861 shares of Common Stock (net of options to purchase 782 shares which had been canceled) had been granted under the 1989 Directors Plan, and 10,202 shares of Common Stock were available for issuance upon exercise of options not yet granted under the 1989 Directors Plan.

     Pursuant to the 1993 Directors Plan, each nonemployee director was granted an option to acquire 6,250 shares of Common Stock as of the date of adoption of the 1993 Directors Plan. Subsequent to the date of adoption, an option to acquire 6,250 shares of Common Stock will be granted to each nonemployee director immediately following the Company's Annual Meeting of stockholders at which such nonemployee director is first elected by the stockholders.

     During the fiscal year ended October 1, 1995, no options were granted under the 1993 Directors Plan. As of November 30, 1995, options to purchase 25,000 shares of Common Stock had been granted under the 1993 Directors Plan, and 37,500 shares of Common Stock were available for issuance upon exercise of options not yet granted under the 1993 Directors Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is comprised of S. James Coppersmith, John T. Gerlach, E. Robert Kinney and Stephen J. Sweeney. Mr. Kinney plans to resign from the Compensation Committee as of the Meeting. No member of the Compensation Committee is a former or current officer or employee of the Company. However, Mr. Coppersmith is a stockholder in a corporation that owns a franchised Pizzeria Uno Restaurant in Las Vegas, Nevada. See "Certain Relationships and Related Transactions." In addition, although Mr. Spencer and Mr. Miller are not members of the Compensation Committee, they serve as administrators of and are eligible to participate in the Company's Management Bonus Plan. Bonuses under the Management Bonus Plan awarded to Mr. Spencer and Mr. Miller are reviewed and approved by the Compensation Committee. See "Compensation Committee Report."

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is comprised solely of nonemployee directors. The Compensation Committee is responsible for developing and making recommendations to the Company with respect to executive officer compensation policies addressing such matters as salaries, incentive plans, benefits and overall compensation. The Compensation Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

     The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are to provide a level of base compensation which allows the Company to attract and retain superior talent. The Compensation Committee endeavors to align the executive officer's interests with the success of the Company through the payment of a bonus based upon Company performance and participation in stock option and other stock ownership plans which provide the executive officer with the opportunity to build a substantial ownership interest in the Company.

     The compensation of an executive officer of the Company includes cash compensation, consisting of a base salary plus performance bonus, long-term incentive compensation in the form of stock options and participation in a 401(k) savings and employee stock ownership plan, and participation in various benefit plans generally available to employees of the Company.

     Cash Compensation. Cash compensation consists of a base salary plus an annual performance bonus under the Management Bonus Plan (the "Bonus Plan"). In determining base salary, the Compensation Committee reviewed national and regional compensation information for executives in the restaurant industry reported in various sources, including the 1994 Chain Restaurant Compensation Association Survey prepared by Towers, Perrin, Forster & Crosby, Inc. (the "Towers Perrin Survey"), a multiple regression analysis of compensation information for the executive positions of 63 companies, representing 98 dining concepts. The Compensation Committee also considered the individual experience and performance of each executive officer. The Compensation Committee sets base salaries at a level which is competitive with similarly situated corporations.

     The key management level employees, including executive officers, are eligible to participate in the Bonus Plan. The Bonus Plan is administered by Messrs. Spencer and Miller, although bonuses granted to Messrs. Spencer and Miller are reviewed and approved by the Compensation Committee. The purpose of the Bonus Plan is to align more closely the interests of the participating employees with the financial success of the Company and to reward individual performance contributing to such success. Under the Bonus Plan, each eligible employee is assigned a percentage bonus factor ranging from 10% to 30%. Individual employee and Company goals are established each year. At the end of each year, each participating employee is rated against the employee's individual and Company goals on a scale of 0 to 1.5. That rating is multiplied by the employee's percentage bonus factor which in turn is multiplied by the employee's salary to determine the employee's potential bonus. However, bonuses are paid to employees only if the Company's earnings performance during the year exceeds a certain threshold as specified by the Compensation Committee. During the fiscal year ended October 1, 1995, the Company paid an aggregate of $219,419 in bonuses under the Bonus Plan, including a total of $136,314 to all executive officers as a group. Of those executive officers named in the table above, Messrs. Spencer, Miller, Brown, Gallucci and Fox received bonuses of $28,800, $28,800, $15,125, $9,450, and $16,500, respectively.

     The Compensation Committee determined and the Board of Directors of the Company affirmed that it is in the best interests of the Company's stockholders, employees and customers to assure continuity of management of the Company's administration and operations in the event of a change in control of the Company. Therefore, the Company has entered into Change in Control Protection Agreements with each of its officers that provide, in general, for specified severance payments in the event that an officer of the Company is terminated, other than for cause, within two years of a change in control. See also, "Executive Compensation -- Change in Control Protection Agreements."

     Long-Term Incentive Compensation. The executive officers, as well as all salaried employees, of the Company are also eligible to participate in the Uno Restaurant Corporation 1987 Employee Stock Option Plan (the "Employee Stock Option Plan") and the ESOP.

     The purpose of the Employee Stock Option Plan is to provide increased incentives to salaried employees, to encourage new employees to become affiliated with the Company and to associate more closely the interests of such persons with those of the Company. The Employee Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and the conditions of the Employee Stock Option Plan.

     For each executive officer, including Mr. Spencer, the Compensation Committee considered the financial performance of the Company and the individual performance of each executive officer in determining the number of options to be granted. During the fiscal year ended October 1, 1995, the Company granted options to purchase 17,500 shares, 17,500 shares, 8,500 shares, 5,000 shares and 8,500 shares to Mr. Spencer, Mr. Miller, Mr. Brown, Mr. Gallucci and Mr. Fox, respectively.

     The executive officers also participate in the ESOP, which is funded by Company contributions pursuant to the employee stock ownership provision of the ESOP, as well as by voluntary contributions by employees and matching contributions by the Company pursuant to the 401(k) savings provision of the ESOP. The Company's matching contributions under the 401(k) savings provision are based upon 25% of the first 2% of compensation, and 10% of the next 4% of compensation contributed by employees. Employees may contribute up to 15% of compensation per year, subject to a maximum dollar limit. All Company contributions to the ESOP are intended to be held in the ESOP in the form of Common Stock. Employee contributions to the ESOP are invested at the direction of employees from among five investment funds made available by the ESOP. Each year the Company's Board of Directors determines the amount, if any, that the Company will contribute pursuant to the employee stock ownership provision and the 401(k) savings provision of the ESOP for that plan year. As a result of the Company's financial performance for the fiscal year ended October 1, 1995, the Company contributed $75,000 pursuant to the employee stock ownership provision of the ESOP. The Company also contributed $77,519 pursuant to the 401(k) savings provision of the ESOP during the fiscal year ended October 1, 1995. Contributions pursuant to the employee stock ownership provision of the ESOP, plus any forfeitures arising from the termination of employees whose accounts were not fully vested, will be allocated among those participants who (i) completed a year of service that year and are employed on the last day of the year or (ii) retired, died or became disabled that year. Allocations are made pro rata on the basis of annual compensation, excluding compensation in excess of $150,000 and compensation received before joining the ESOP.

     The ESOP is designed to invest in shares of the Company's Common Stock. Participants are entitled to direct the voting of all such shares allocated to their accounts. Benefits will normally be distributed in a lump sum consisting of shares of Common Stock, plus cash representing any fractional shares. Participants receive their benefits when they retire, become disabled, die or terminate service. If participants terminate employment for reasons other than death, disability or retirement, they are entitled to receive only the vested portion of their accrued benefit.

     The assets of the employee stock ownership provision of the ESOP were most recently allocated to the accounts of all employees, including executive officers, as of September 30, 1995. At that time, $8,633, $6,051, $4,010, $3,896 and $3,898 had been allocated to the accounts of Mr. Spencer, Mr. Miller, Mr. Brown, Mr. Gallucci and Mr. Fox, respectively.

     The stock ownership afforded under the Employee Stock Option Plan and the ESOP allows executive officers to acquire a significant, long-term stock ownership position in the Company which serves to align the executives' interests with stockholders' interests.

     Other Compensation. The Company provides certain other benefits, such as health insurance, to the executive officers that are generally available to Company employees. In addition, officers of the Company (including the named executive officers) are eligible to participate in a deferred compensation plan, to receive supplemental health insurance coverage and an automobile allowance. For the fiscal year ended October 1, 1995, the amount of additional benefits to each of the named executive officers of the Company did not exceed 10% of the total of annual salary and bonus for each named executive officer.

     Chief Executive Officer Compensation. The base salary for Mr. Spencer, Chief Executive Officer, for the fiscal year ended October 1, 1995 was $240,000, compared to $225,000 for the fiscal year ended October 2, 1994 and $214,038 for the fiscal year ended October 3, 1993. Mr. Spencer's salary was determined based upon a review of compensation data from several surveys, data from selected peer companies and a review of Mr. Spencer's past and expected future contributions to the Company. Based on the Towers Perrin Survey referred to above, Mr. Spencer's total cash compensation is in the middle range of executives of those restaurant companies which were the subject of the survey.

     As a result of the Company's improved financial performance, Mr. Spencer received a bonus of $28,800 under the Bonus Plan for the fiscal year ended October 1, 1995. As noted above, during the fiscal year ended October 1, 1995, Mr. Spencer was granted options to purchase 17,500 shares of Common Stock of the Company.

                                          Compensation Committee

                                          E. Robert Kinney, Chairman
                                          John T. Gerlach
                                          S. James Coppersmith
                                          Stephen J. Sweeney

PERFORMANCE GRAPH

     The following graph compares the yearly change in the Company's cumulative total shareholder return with the cumulative total return on the Standard &
Poor's 500 Stock Index and the Standard & Poor's Restaurant Index for fiscal years ended September 29, 1991, September 27, 1992, October 3, 1993, October 2,
1994 and October 1, 1995, based upon the market price of the Common Stock.


      Measurement Period         UNO Restaurant                     S & P
    (Fiscal Year Covered)         Corporation     S & P 500      Restaurants
9/90                                 100             100             100
9/91                                 120             131             137
9/92                                  65             148             174
9/93                                  93             165             205
9/94                                 134             171             204
9/95                                 108             221             292

     The Performance Graph assumes the investment of $100 on October 1, 1990 in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurant Index, and the reinvestment of any and all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Leases. The Company's executive offices are located in two adjacent buildings in West Roxbury, Massachusetts. The first, a three-story building owned by Aaron D. Spencer, Chairman and Chief Executive Officer of the Company, is leased to the Company pursuant to a five-year lease, commencing on March 30, 1987, with options to renew for two additional five-year terms. Rent during the initial term of the lease was $30,000 per year. During the option periods, rent will be equal to fair market value rent, but may not be less than the rent under the lease during the immediately preceding term. The value of any leasehold improvements made by the Company will not be considered in determining fair market value rent. The Company has added a third floor to the building. The Company exercised the first five-year option with rent of $36,000 per year. The Company is responsible for all taxes, utilities, insurance, maintenance and repairs. The second, a two-story building owned by Mr. Spencer's children, is also leased to the Company pursuant to a 15 year lease commencing on February 1, 1990, with options to renew for three additional five-year periods. Rent during the initial five-year period of the lease is $106,800 per year, increasing to $128,160 per year for the next five years, and to $153,792 per year for the final five years of the initial term of the lease. The Company is responsible for all taxes, utilities, insurance, maintenance and repairs. Rent during any option term will be 120% of the rent for the prior term of the lease. Management believes that the terms of the leases for the two offices are as favorable as otherwise available in the real estate market. With the two buildings, the executive offices currently consist of approximately 25,000 square feet and house the Company's executive, administrative and clerical offices.

     One of the Company-owned restaurants in Boston, Massachusetts is located on the first floor of a six-story office building owned by Mr. Spencer. Mr. Spencer has leased the entire building to the Company pursuant to a five-year lease, ending on March 29, 1997, at a rent of $162,000 per year. The rent will be increased by 12% of the cost of any improvements to the building made by Mr. Spencer. The Company is responsible for all taxes, utilities, insurance, maintenance and repairs. The lease may be terminated by either the Company or Mr. Spencer upon six months prior notice. If Mr. Spencer or the Company terminates the lease, a new lease between the Company and Mr. Spencer relating only to the restaurant space of the building will become effective immediately. The new lease will have a five-year term with two five-year renewal options. Rent under the new lease will be 6.5% of total restaurant revenues but with a minimum rent, determined by independent appraisal, equal to the fair market value rent at the time the new lease becomes effective. The Company currently sublets all but the restaurant space at rents which aggregate more than the $162,000 annual rent that it is obligated to pay Mr. Spencer. Management believes that the terms of both the existing lease and the new lease which will become effective upon termination of the existing lease are as favorable as those otherwise available in the real estate market.

     Other Matters. A corporation, wholly-owned by Craig S. Miller ("Mr. Miller"), President and Chief Operating Officer of the Company, and his brother, owns two franchised Pizzeria Uno restaurants in San Diego, California and a third franchised unit in Los Angeles, California under the Company's standard unit franchise agreements. Mr. Miller's brother franchised a fourth Pizzeria Uno restaurant in 1995 through a separate corporation in which Mr. Miller does not hold an ownership interest. The restaurants are being operated by Mr. Miller's brother and Mr. Miller is not involved in the daily operations of the restaurants. The Board of Directors has determined that the franchise agreements are as favorable as otherwise available from nonaffiliated franchisees. As a result of the earthquake in the Los Angeles area in 1994, the franchised restaurant in Los Angeles operated at below its break-even level until July, 1995 because the mall in which the restaurant is located was damaged severely. The restaurant was closed for several weeks after the earthquake before it reopened. The mall, however, did not reopen until July, 1995. Consistent with Company practice, the Company waived the required minimum royalty for the months of January, February and March 1994. From April, 1994 until November, 1994, the Company accepted the required minimum royalty of $1,000 per month. From December, 1994 until the mall reopened in July, 1995, the franchisee paid royalties equal to two percent (2%) of sales. This royalty rate was equal to one-half the royalty rate stated in the unit franchise agreement. The franchisee resumed a normal royalty payment rate in July, 1995. From January, 1994 through June, 1995, the Company waived an aggregate of $38,000 in royalties.

     Nevada Pizza Company Inc. owns a franchised Pizzeria Uno restaurant in Las Vegas, Nevada under the Company's standard unit franchise agreement. S. James Coppersmith, a director of the Company, owns one-third of the outstanding capital stock of Nevada Pizza Company Inc. Mr. Coppersmith is one of three individual guarantors of the standard unit franchise agreement. Mr. Coppersmith is not involved in the daily operations of Nevada Pizza Company Inc. The Board of Directors has determined that the unit franchise agreement is as favorable as otherwise available from nonaffiliated franchisees.

     On January 23, 1996, the Company loaned Mr. Miller the principal sum of $150,000 pursuant to a promissory note (the "Note"). The Note bears interest at the rate of 7.3% per year payable in arrears on a quarterly basis commencing March 31, 1996. The principal amount of the Note together with any and all accrued interest is due no later than March 31, 1997 unless accelerated upon the occurrence of certain events. The Note is secured by all of Mr. Miller's real and personal property.

     Mr. Spencer owns 50% of the outstanding Common Stock of a corporation which opened an Uno Pizza Takery unit in 1993. Mr. Spencer acquired the stock for a purchase price of $50,000 and guaranteed up to $150,000 of financing for the corporation. The Uno Pizza Takery unit is not currently charged royalties, since it is being operated as a test concept, and is currently operating below its break-even level. Mr. Spencer also owns 16% of the outstanding common stock of a corporation, which owns two franchised Pizzeria Uno restaurants under the Company's standard unit franchise agreements. Mr. Spencer purchased his interest in this corporation for $100,000.

                                 OTHER MATTERS

VOTING PROCEDURES

     The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. The two nominees for director of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon will be elected directors of the Company.

     Abstentions will have no effect on the outcome of the vote for the election of directors. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Meeting, will not be counted towards a quorum and will not be voted in the election of directors.

INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as the independent auditors to audit the Company's consolidated financial statements for the fiscal year ending September 29, 1996. Such firm and its predecessor have served continuously in that capacity since 1979.

     A representative of Ernst & Young LLP will be at the Meeting and will be given an opportunity to make a statement, if so desired. The representative will be available to respond to appropriate questions.

REPORTING UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended October 1, 1995 except as follows:

     The executive officers and directors listed in the table below filed a Form 5 on November 16, 1995, reporting, as indicated in the table, one or more of (i) the allocation of shares of Common Stock as of September 30, 1995 under the Company's Employee Stock Ownership Plan (the "ESOP") to such participant's account, (ii) the grant of stock options under the 1987 Employee Stock Option Plan, and

(iii) the grant of stock options under the 1989 and 1993 Nonqualified Stock Option Plans for Nonemployee Directors.

                                                      ESOP     EMPLOYEE STOCK     DIRECTOR STOCK
                          NAME                        ALLOC     OPTION GRANT       OPTION GRANT
                          ----                        ----     --------------     --------------
    Robert M. Brown.................................  251           8,500
    S. James Coppersmith............................                                   3,407
    Alan M. Fox.....................................  204           8,500
    William A. Gallucci.............................  176           5,000
    Thomas W. Gathers...............................  130           6,500
    Eugene Lee......................................  138           8,500
    Damon Liever....................................  114           8,500
    Craig S. Miller.................................  104          17,500
    Aaron D. Spencer................................  189          17,500

OTHER PROPOSED ACTION

     The Board of Directors knows of no matters which may come before the Meeting other than the election of directors. However, if any other matters should properly be presented to the Meeting, the persons named as proxies shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

STOCKHOLDER PROPOSALS

     Proposals which stockholders intend to present at the Company's 1997 Annual Meeting of Stockholders and wish to have included in the Company's proxy materials must be received by the Company no later than October 3, 1996.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 1, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS, UNO RESTAURANT CORPORATION AT 100 CHARLES PARK ROAD, WEST ROXBURY, MASSACHUSETTS 02132.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

PROXY                     UNO RESTAURANT CORPORATION                    PROXY

     The undersigned hereby appoints Aaron D. Spencer and Craig S. Miller, and each of them, acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Uno Restaurant Corporation, to be held on February 27, 1996, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Meeting in accordance with the instructions on the reverse side and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES AS DIRECTORS.


                                  NEW ADDRESS:


                       __________________________________

                       __________________________________

                       __________________________________

                       __________________________________


                  Continued, and to be signed, on reverse side
      (Please fill in the reverse side and mail in the enclosed envelope.)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                              PLEASE MARK  /X/
                                                            YOUR VOTES AS
                                                             INDICATED IN
                                                             THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AS DIRECTORS.


TO ELECT CRAIG S. MILLER AND ROBERT M. BROWN AS CLASS II DIRECTORS OF THE
COMPANY.

      FOR                       WITHHOLD AUTHORITY TO VOTE FOR
                              CRAIG S. MILLER AND ROBERT M. BROWN
                                   AS CLASS II DIRECTORS.

      /  /                                  /  /


CHECK HERE IF YOU PLAN            CHECK HERE FOR ADDRESS CHANGE
TO ATTEND THE MEETING                AND NOTE ON REVERSE SIDE

      /  /                                  /  /


                                   (Signatures should be the same as the name printed hereon. Executors, administrators, trustees, guardians, attorneys, and officers of corporation should add their titles when signing.)

                                   Signature __________________________________


                                   Signature __________________________________


                                   Date _______________________________________


                                   Date _______________________________________


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE